SURGE HOLDINGS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of January 1, 2019 (the “Effective Date”), is made by and between Surge Holdings, Inc. (the “Company”), and Carter Matzinger (the “Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof; and

WHEREAS, the Executive wishes to be employed by the Company and provide full-time personal services to the Company in return for the compensation and benefits detailed herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ the Executive as a full-time employee of the Company effective as of the Effective Date, in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Executive: (i) shall serve as the President of Surge Logics, with responsibilities, duties and authority customary for such position, subject to direction by persons including but not limited to the Company’s President, Chief Executive Officer (the “CEO”) and the Company’s President and Chief Operations Officer (the “COO”); (iii) shall devote such Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries as necessary to complete the duties required; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, as of the Effective Date, the Executive shall be appointed as a member of the Board of Directors and the Company shall take all actions, subject to shareholder approval, required to cause Executive to be reelected as a member of the Board of Directors while employed hereunder.

(c) Place of Employment. The Company may from time to time require Executive travel temporarily to locations in Nevada, Tennessee, Chicago, El Salvador and such other venues as required from time to time on the Company’s business.

(d) Exclusivity. The Company agrees or consents that Executive shall serve on each respective board of directors of companies which are subsidiaries of the Company or companies which Executive has an interest as set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company, such service interferes with Executive’s duties as Chief Executive Officer of the Company or places him in a competing position, or otherwise conflicts with, the interests of the Company. In addition, the Company consents to the Executive providing the services set forth on Exhibit B attached hereto, which consent shall continue for the time period specified on Exhibit B. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. Executive cannot serve on the board of directors of a private or publicly traded company (other than the Company’s Board) without the Board’s prior written consent (it being understood that the Board has expressly consented to the service set forth on Exhibit A).

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2. Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at the rate of $110,000 per annum (the “Annual Base Salary”), subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Company not less often than annually, and may be adjusted from time to time.

(b) Bonus. Commencing in the third quarter of fiscal year 2019 and for each fiscal year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary annual performance bonus, with a target achievement of up to 50% of Annual Base Salary (the “Annual Bonus”). The amount of the Annual Bonus that shall be payable shall be based on the achievement of performance goals to be determined by the Board, in its sole discretion. The amount of any Annual Bonus for which Executive is eligible shall be reviewed by the Board from time to time, provided that that target achievement for the Annual Bonus shall not be less than 10% of Annual Base Salary. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations, within two and a half months following the end of the fiscal year to which the bonus relates.

(c) Additional Bonus. In consideration for Executive entering into this Agreement and providing services to the Company, Executive shall be entitled to receive a one-time bonus payment equal to $110,000 (the “Additional Bonus”). The Additional Bonus shall be paid to Executive, less authorized deductions and required withholding obligations, within thirty days of the Company’s Common Stock trading at a Value Weighted Average Price (“VWAP”) of $2.00 or above for any ninety (90) day trading period, subject to Executive continuing to provide services to the Company through the applicable Additional Bonus payment date. These shares will be eligible conversion the date six (6) months following Surge Holdings lift to Nasdaq.

(d) Benefits. Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans, including, without limitation, an executive family medical package. The Company shall make annual contributions to Executive’s 401(k) plan account as authorized by the Compensation Committee of the Board, in its sole discretion, in accordance with the terms of the 401(k) plan.

(e) Life Insurance. The Company shall directly pay or reimburse Executive for the premiums of a term life insurance policy, up to a maximum of $1,500 annually. If Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the life insurance policy for Executive, but Executive may choose to assume responsibility for payments required to continue the policy.

(f) Travel. Until the date of Executive’s termination of employment with the Company, the Company shall provide Executive with first class plane seating if available. This allowance shall be payable to Executive, less authorized deductions and withholding obligations, each month on the regular payroll dates of the Company and shall be prorated for any partial months.

(g) Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage his schedule.

(h) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

3. Equity Awards.

(a) Stock Option. Subject to approval by the Board, on the date determined in accordance with the Company’s established policy Executive shall be granted an option (the “Option”) to purchase that number of shares of Company common stock determined by dividing (i) $110,000 by (ii) the VWAP for the ten days preceding the date of grant and such other variables as determined by the Company that are consistent with the Company’s financial reporting. The per share exercise price of the Option shall be equal to the VWAP of the Company’s Common Stock on the date of grant. The Option shall vest and become exercisable with respect to twenty percent (20%) of the total number of shares of Company common stock subject to the Option on the first (1st) and second (2nd) anniversary of the Effective Date and thirty percent (30%) of the total number of shares of Company common stock subject to the Option on the third (3rd) and fourth (4th) anniversary of the Effective Date, such that the Option shall be fully vested and exercisable on the fourth (4th) anniversary of the Effective Date, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date. Unless extended by the Company, the Option shall terminate on the seventh (7th) anniversary of its grant. The Option shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an option agreement to be entered into between Executive and the Company.

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(b) Restricted Stock Units. Subject to approval by the Board, on the date determined in accordance with the Company’s established policy Executive shall be granted an award of that number of restricted stock units (the “RSUs”) determined by dividing (i) $110,000 by (ii) the VWAP for the ten days preceding the date of grant. The RSUs shall vest with respect to fifty percent (50%) of the total number of RSUs on each anniversary of the Effective Date, such that the RSUs shall be fully vested on the second (2nd) anniversary of the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs shall otherwise be subject to the terms of the plan pursuant to which they are granted and/or an award agreement to be entered into between Executive and the Company.

(c) Performance Restricted Stock Units. Subject to approval by the Board, on the date determined in accordance with the Company’s established policy Executive shall be granted an award of that number of restricted stock units (the “Performance RSUs”) determined by dividing (i) $110,000 by (ii) the VWAP for the ten days preceding the date of grant. The Performance RSUs shall vest in accordance with the achievement, if any, of certain performance goals established by the Board and set forth in the agreement evidencing the Performance RSUs over a two (2) year period from the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The Performance RSUs shall otherwise be subject to the terms of the plan pursuant to which they are granted and/or an award agreement to be entered into between Executive and the Company.

(d) Additional Equity Awards. Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time.

4. Termination.

(a) Change in Control and Severance Agreement. In connection with Executive’s employment hereunder, Executive shall be entitled to enter into a Change in Control and Severance Agreement with the Company providing severance protection in the event of certain terminations of employment with the Company (the “Change in Control and Severance Agreement”).

(b) At-will Employment. Subject to any obligation of the Company to provide severance in accordance with the Change in Control and Severance Agreement, the Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in the Change in Control and Severance Agreement.

(c) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

(d) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

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5. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

6. Miscellaneous Provisions.

(a) Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive bring the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Confidential Information Agreement”).

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Tennessee without regard to the conflicts of law provisions thereof.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by email and certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

(i) If to the Company:

Company:	Surge Holdings INC.
Address:	3124 Brother Blvd, Suite 104
Bartlett, TN 38103
Attn:	Board of Directors
e-mail:	dansani@surgeholdings.com

(ii) If to Executive, at the address set forth on the signature page hereto.

(iii) Or at any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

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(e) Entire Agreement. The terms of this Agreement, collectively with the Change in Control and Severance Agreement and the Confidential Information Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, collectively with the Change in Control and Severance Agreement and the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Dispute Resolution & Arbitration. Executive and the Company agree that if any dispute, controversy or claim should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company or this Agreement, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator conducted in the state of Nevada, in accordance with the law of the state of Nevada without regard for conflicts of law as well as the commercial rules and procedures of the American Arbitration Association then in force. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Executive understands that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Notwithstanding the foregoing, each of Executive and the Company agrees to, prior to submitting a dispute under this Agreement to arbitration, submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Las Vegas, NV, resolutions center (or any successor location), pursuant to the procedures of JAMS international mediation rules conducted in the state of Nevada (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights). Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding anything herein to the contrary, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration. In such case the exclusive jurisdiction and venue for any and all disputes arising hereunder necessitating such action shall be in the state and federal courts of Clark County, Nevada.

(h) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement (including, without limitation, any allowances and reimbursements) any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

7. Section 409A.

The intent of the Parties is that the payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (collectively with the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

Surge Holdings, Inc.

By:	/s/ Anthony P. Nuzzo Jr
Name:	Anthony P. Nuzzo Jr
Title:	President and COO

The Executive

By:	/s/ Carter Matzinger
Name:	Carter Matzinger
Address:	407 Stone Lair Ct
Henderson, NV 89012

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Exhibit A

Current Board of Director Service

(to be included under separate cover)

Exhibit B

Additional Outside Service

(to be included under separate cover)

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